Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-42188, No. 333-107134, No. 333-108086, No. 333-112006, and No. 333-121050; Forms S-8 No. 333-109017, No. 333-38868, No. 333-95269, No. 333-81009, No. 333-56037, No. 333-56071, No. 033-65069, No. 033-60795, No. 333-115691 and No. 333-115688) of Nabi Biopharmaceuticals and in the related Prospectus of our reports dated March 8, 2005, with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals, Nabi Biopharmaceuticals management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nabi Biopharmaceuticals, included in this Annual Report (Form 10-K) for the year ended December 25, 2004.

/s/ Ernst & Young LLP

Certified Public Accountants

West Palm Beach, Florida

March 8, 2005